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                                                                     EXHIBIT 3.2

                               ARTICLES OF MERGER

                                       OF

                      NET TELECOMMUNICATIONS, INCORPORATED
                             (a Nevada corporation)

                                       AND

                           SILVER LEDGE, INCORPORATED
                             (a Nevada corporation)

To the Secretary of
State of Nevada

          Pursuant to the provisions of Section 92A.190 of the Nevada Revised Statutes, it is hereby certified that:

          1. The names and addresses of the merging corporations are Net Telecommunications, Incorporated, 8170 West Sahara Avenue, Suite 203, Las Vegas, Nevada 89117, which is a business corporation organized under the laws of the State of Nevada ("Net Tel"), and Silver Ledge, Incorporated, 352 South Main Street, Clearfield, Utah 85015,, which is a business corporation organized under the laws of the State of Nevada ("Silver Ledge").

          2. The following is the Plan of Merger (the "Plan") for merging Net Tel with and into Silver Ledge as approved by the Board of Directors of each of said corporations, pursuant to which Silver Ledge will be the surviving corporation:

                                 Plan of Merger

                 1.1 Merger and Surviving Corporation. Net Tel will merge into Silver Ledge, with Silver Ledge being the "Surviving Corporation"; the separate existence of Net Tel shall cease, and the name of the Surviving Corporation shall become "Net Telecommunications, Incorporated." Until amended, modified or otherwise altered, the Articles of Incorporation of Silver Ledge shall continue to be the Articles of Incorporation of the Surviving Corporation; and the Bylaws of Silver Ledge shall become the Bylaws of the Surviving Corporation.

                 1.2 Changes in Capitalization and Par Value. The outstanding voting securities of Silver Ledge shall be reverse split on a basis of 40.087785 for one, while retaining the authorized capital of Silver Ledge at 50,000,000 shares, with appropriate adjustments being made in the stated capital and additional paid in capital accounts of Silver Ledge.
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                 1.3 Share Conversion. Each share of issued, outstanding or subscribed common stock of Net Tel (the "Net Tel Shares") shall, upon the effective date of the Plan, be converted into 2,385.4 post-split shares of common stock of Silver Ledge, amounting to approximately 6,000,000 post-split shares in the aggregate, as outlined in Exhibit A; all fractional shares shall be rounded to the nearest whole share.

                 1.4 Exchange Agreement. Simultaneous with the Closing, Silver Ledge shall have entered into a Exchange Agreement with the Silver Ledge Principal Stockholders pursuant to which Silver Ledge will exchange all of the outstanding securities of all of its subsidiaries for the 27,622,793 pre-split shares of common stock of Silver Ledge (approximately 689,057 post-split shares) owned by the Silver Ledge Principal Stockholders, presently amounting to approximately 63% of the pre-Plan outstanding securities of Silver Ledge, and resulting in there then being approximately 400,000 post-split outstanding shares of common stock of Silver Ledge, not taking into account any shares of Silver Ledge common stock to be issued pursuant to the Plan.

                 1.5 Assets and Liabilities of Silver Ledge at Closing. Taking into account the completion of the Exchange Agreement outlined in Section 1.4 hereof, Silver Ledge shall have no assets or liabilities at Closing, and all costs incurred by Silver Ledge incident to the Plan shall have been paid or satisfied at Closing.

                 1.6 Survivor's Succession to Corporate Rights. The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all of the restrictions, disabilities and duties of Net Tel; and all and singular, the rights, privileges, powers and franchises of Net Tel, and all property, real, personal and mixed, and all debts due to Net Tel on whatever account, as well for stock subscriptions as all other things in action or belonging to Net Tel shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Net Tel, and the title to any real estate vested by deed or otherwise in Net Tel shall not revert or be in any way impaired by reason of the Plan; but all rights of creditors and all liens upon any property of Net Tel shall be preserved unimpaired, and all debts, liabilities and duties of Net Tel shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Specifically, but not by way of limitation, the Surviving Corporation shall be responsible and liable to dissenting stockholders of Net Tel and Silver Ledge; and any action or proceeding, whether civil, criminal or administrative, pending by or against Net Tel, shall be prosecuted as if the Plan had not taken place, or the Surviving Corporation may be substituted in such action or proceeding.

                 1.7 Survivor's Succession to Corporate Acts, Plans, Contracts, etc. All corporate acts, plans, policies, contracts, approvals and authorizations of Net Tel and its stockholders, its Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the

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effective time of the Plan shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Net Tel. The employees of Net Tel shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of Net Tel.

                 1.8 Survivor's Rights to Assets, Liabilities, Reserves, etc. The assets, liabilities, reserves and accounts of Net Tel shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of Net Tel, subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Plan.

                 1.9 Resignations of Present Directors and Executive Officers and Designation of New Directors and Executive Officers. On Closing, the present directors and executive officers of Silver Ledge shall resign, in seriatim, and designate the directors and executive officers of Net Tel to serve in their place and stead, until the next respective annual meetings of the stockholders and Board of Directors of the Surviving Corporation, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

                 1.10 Principal Office. The principal executive office of the Surviving Corporation shall be located at 8170 West Sahara Avenue, Suite 203, Las Vegas, Nevada 89117. The Surviving Corporation shall also maintain a registered office in the State of Nevada at the same address.

                 1.11 Adoption. The Plan must be adopted by persons owning a majority of the outstanding voting securities of Silver Ledge, not taking into account the shares of common stock of Silver Ledge owned by the Silver Ledge Principal Stockholders; and, subject to the provisions of Section 9 herein regarding termination resulting from dissenters' rights as may be accorded or exercised under the laws of the State of Nevada, persons owning a majority of the outstanding voting securities of Net Tel.

                 1.12 Dissenters' Rights and Notification. Stockholders of both corporations shall be afforded all rights and privileges and be subject to such obligations as are contained within the Nevada Revised Statutes regarding dissenters' rights, and the Surviving Corporation shall be obligated to notify all such stockholders as provided therein.

                 1.13 Delivery of Certificates by Net Tel Stockholders. The transfer of the Net Tel Shares by the Net Tel Stockholders shall be effected by the delivery to Silver Ledge or its transfer agent of certificates representing the Net Tel Shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures witnessed or guaranteed to the satisfaction of Silver Ledge and Net Tel and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Net Tel Stockholders' expense, and on receipt thereof to the satisfaction of the Surviving Corporation, stock certificates representing shares

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in the Surviving Corporation as outlined in Exhibit A shall be forwarded to non-dissenting Net Tel Stockholders; as a condition to the exchange of the Net Tel Shares, the Surviving Corporation may require the Net Tel Stockholders to execute and deliver and Investment Letter as outlined in Section 4.12 hereof, acknowledging, among other things, that the shares of Silver Ledge to be received in exchange for the Net Tel Shares are "unregistered" and "restricted" securities which have not been registered with the Securities and Exchange Commission or any state regulatory agency, and which must be so registered prior to public sale by any of the Net Tel Stockholders, unless an exemption from such registration is available for any such sale.

                 1.14 Consultant's Shares. Silver Ledge shall also issue 1,600,000 post-split shares of its common stock to certain consultants of Silver Ledge and Net Tel, 610,000 and 990,000 shares, respectively, resulting in there be approximately 8,000,000 post-split outstanding shares of $0.001 par value common of the Surviving Corporation following the Closing of the Plan.

                 1.15 Further Assurances. At the Closing and from time to time thereafter, the parties shall execute such additional instruments and take such other action as may be reasonably required or necessary to carry out the terms and provisions hereof.

                 1.16 Effective Date. The Effective Date of the Plan shall be the date when the Articles of Merger are filed and accepted by the Secretary of State of the State of Nevada and at such time as all applicable provisions of the Nevada Revised Statutes have been met.

          3. The Plan has been approved by respective Boards of Directors and stockholders Silver Ledge and Net Tel, in accordance with the provisions of
Section 92A.120 of the Nevada Revised Statutes. Net Tel has one class of outstanding securities, such class being common voting stock, and persons owning approximately 71% of such securities adopted, ratified and approved the Plan in accordance with Section 78.320 of the Nevada Revised Statutes; and Silver Ledge has one class of outstanding securities, such class being common voting stock, and persons owning approximately 83% of such securities adopted, ratified and approved the Plan in accordance with Section 78.320 of the Nevada Revised Statutes.

          4. The applicable provisions of the Nevada Revised Statutes relating to the merger of Net Tel with and into Silver Ledge will have been complied with upon compliance with any of the filing and recording requirements thereof.

          5. The merger herein provided for shall become effective in the State of Nevada on the date of filing hereof.

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                           SILVER LEDGE, INCORPORATED

Date: 7/8/96               By /s/Robin D. Porter
                             ---------------------------------------
                             Robin D. Porter, President

Date: 7-8-96               By /s/Jennie Porter
                             ---------------------------------------
                              Jennie Porter, Secretary

STATE OF UTAH    )
                 ) ss
COUNTY OF WEBER  )

         Personally appeared before me this 8th day of July, 1996, Robin D. Porter and Jennie Porter, who duly acknowledged to me that they are the President and Secretary, respectively, of Silver Ledge, Incorporated, and that they are authorized to and did execute the foregoing Articles of Merger.

                                        /s/ Lane Clissold
                                        ----------------------------------------
                                        NOTARY PUBLIC

                                    NET TELECOMMUNICATIONS, INCORPORATED

Date: 7-3-96                        By /s/Michael Gorts
                                       --------------------------------------
                                       Michael Gorts, President

Date: 7/3/96                        By /s/Robert Briare
                                       --------------------------------------
                                       Robert Briare, Secretary

STATE OF NEVADA            )
                           ) ss
COUNTY OF CLARK            )

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                                SILVER LEDGE, INCORPORATED

Date:                           By
      -------------------           ------------------------
                                    Robin D. Porter, President



Date:                           By
      -------------------           ------------------------
                                    Jennie Porter, Secretary


STATE OF UTAH        )
                     ) SS
COUNTY OF WEBER      )

        Personally appeared before me this        day of                , 1996,
Robin D. Porter and Jennie Porter, who duly acknowledged to me that they are the President and Secretary, respectively, of Silver Ledge, Incorporated, and that they are authorized to and did execute the foregoing Articles of Merger.



                                ----------------------------------------
                                NOTARY PUBLIC


                                NET TELECOMMUNICATIONS, INCORPORATED

Date:       7-3-96              By  /s/  Michael Gorts
      -------------------           ------------------------
                                    Michael Gorts, President

Date:       7-3-96              By  /s/ Robert Briare
      -------------------           ------------------------
                                    Robert Briare, Secretary

STATE OF NEVADA      )
                     ) SS
COUNTY OF CLARK      )


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         Personally appeared before me this 3rd day of July, 1996, Michael Gorts and Robert Briare, who duly acknowledged to me that they are the President and Secretary, respectively, of Net Telecommunications, Incorporated, and that they are authorized to and did execute the foregoing Articles of Merger.

                                  /s/ Lin-Belle Addington
                                  -----------------------------------------
                                  NOTARY PUBLIC

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